EXHIBIT 4.4
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                              ARIS INDUSTRIES, INC.
                            1993 STOCK INCENTIVE PLAN

                        As Amended Through April 6, 1998


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                                TABLE OF CONTENTS


                                                                            PAGE
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ARTICLE I.     GENERAL ....................................................   1
      1.1      Purpose ....................................................   1
      1.2      Administration .............................................   1
      1.3      Persons Eligible for Awards ................................   2
      1.4      Types of Awards Under Plan .................................   2
      1.5      Shares Available for Awards ................................   2
      1.6      Definitions of Certain Terms ...............................   3

ARTICLE II.    AWARDS UNDER THE PLAN ......................................   4
      2.1      Agreements Evidencing Awards ...............................   4
      2.2      Grant of Stock Options, Stock Appreciation Rights
               and Dividend Equivalent Rights .............................   4
      2.3      Exercise of Options and Stock Appreciation Rights ..........   6
      2.4      Termination of Employment; Death ...........................   8
      2.5      Grant of Restricted Stock ..................................   8
      2.6      Grant of Performance Shares ................................   9

ARTICLE III.   MISCELLANEOUS ..............................................  10
      3.1      Amendment of the Plan; Modification of Awards ..............  10
      3.2      Restrictions ...............................................  10
      3.3      Nonassignability ...........................................  11
      3.4      Requirement of Notification of Election Under
               Section 83(b) of the Code ..................................  11
      3.5      Requirement of Notification Upon Disqualifying
               Disposition Under Section 421(b) of the Code ...............  11
      3.6      Withholding Taxes ..........................................  11
      3.7      Change in Control ..........................................  12
      3.8      Right of Discharge Reserved ................................  13
      3.9      Nature of Payments .........................................  13
      3.10     Non-Uniform Determinations .................................  13
      3.11     Other Payments or Awards ...................................  14
      3.12     Section Headings ...........................................  14
      3.13     Effective Date and Term of Plan ............................  14
      3.14     Governing Law ..............................................  14



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                                   ARTICLE I.
                                     GENERAL


1.1  Purpose

     The purpose of Aris Industries, Inc. 1993 Stock Incentive Plan (the "Plan") is to provide for employees and directors of, and consultants to, Aris Industries, Inc. (the "Company") and its subsidiaries (the Company and its subsidiaries being referred to herein as the "Employers") an incentive (a) to enter into and remain in the service of the Employers, (b) to enhance the long-term performance of the Employers, and (c) to acquire a proprietary interest in the success of the Employers.

1.2  Administration

     1.2.1 Subject to Section 1.2.6, the Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") of the board of directors of the Company (the "Board"), which shall consist of not less than three directors and to which the Board shall grant power to authorize the issuance of the Company's capital stock pursuant to awards granted under the Plan. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934 (the "1934 Act"), no person may serve on the Committee if, during the year preceding such service, such person was granted or awarded equity securities of the Company (including options to acquire such securities) under the Plan or any other plan of the Company or any affiliate thereof.

     1.2.2 The Committee shall have the authority (a) to exercise all of the powers granted to it under the Plan, (b) to construe, interpret and implement the Plan and any Plan Agreements executed pursuant to Section 2. 1, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) to make all determinations necessary or advisable in administering the Plan, (e) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (f) to amend the Plan to reflect changes in applicable law.

     1.2.3 Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

     1.2.4 No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder.

     1.2.5 Notwithstanding anything to the contrary contained herein: (a) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board; and (b) the Board may, in its sole discretion, at any time and from time to time, resolve to administer the Plan. In either of the foregoing events, the term "Committee" as used herein shall be deemed to mean the Board.

1.3  Persons Eligible for Awards

     1.3.1 Awards under the Plan may be made to such employees and directors of the Employers and to such consultants to the Employers (collectively, "key persons") as the Committee shall in its sole discretion select.


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     1.3.2 The Committee may grant awards under the Plan in substitution for stock based awards held by employees of another corporation who become employees of an Employer as the result of a merger or consolidation of such other corporation with such Employer, or of the acquisition by such Employer of property or stock of such other corporation. Such substitute awards shall be granted on such terms and conditions as the Committee deems appropriate.

1.4  Types of Awards Under Plan

     Awards may be made under the Plan in the form of (a) incentive stock options, (b) nonqualified stock options, (c) stock appreciation rights, (d) dividend equivalent rights, (e) restricted stock, and (f) performance shares, all as more fully set forth in Article II. The term "award" means any of the foregoing. No incentive stock option may be granted to a person who is not an employee of an Employer on the date of grant.

1.5  Shares Available for Awards

     1.5.1 The total number of shares of common stock of the Company, par value $0.01 per share ("Common Stock"), with respect to which awards may be granted pursuant to the Plan shall be 3,500,000 shares. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

     1.5.2 If there is any change in the outstanding shares of Common Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, then (a) the number of shares available for issuance both in the aggregate and under each outstanding award shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the total number of shares of Common Stock outstanding, and (b) the purchase price per share under outstanding awards shall be proportionately reduced in the case of an increase in the number of shares and shall be proportionately increased in the case of a reduction in the number of shares. If the Company pays an extraordinary dividend in cash or property, or there occurs any merger, consolidation or other event affecting the Common Stock, the number of shares of Common Stock available for issuance both in the aggregate and under each outstanding award, and the purchase price per share under outstanding awards, shall be equitably adjusted by the Committee. After any adjustment made pursuant to this Section 1.5.2, the number of shares subject to each outstanding award shall be rounded to the nearest whole number.

     1.5.3 The following shares of Common Stock shall again become available for awards under the Plan: any shares subject to an award under the Plan that remain unissued upon the cancellation or termination of such award for any reason whatsoever; any shares of restricted stock forfeited pursuant to Section 2.5.7, provided that any dividends paid on such shares are also forfeited pursuant to
Section 2.5.7; and any shares in respect of which a stock appreciation right is settled for cash. Except as provided in this Section 1.5 and in Section 2.2.8, there shall be no limit on the number or the value of the shares of Common Stock issuable to any individual under the Plan.

1.6  Definitions of Certain Terms


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     1.6.1 The termination of a grantee's employment shall be deemed to be a dismissal for "Cause" if the Committee determines that it is based on any of the following occurrences that is directly harmful to the business or reputation of the Company: the grantee's conviction of a felony or failure to contest the prosecution of a felony, or the grantee's proven fraud or defalcation; provided, however, that in making any such determination, the Committee shall afford the grantee an opportunity to be heard by the Committee.

     1.6.2 The "Fair Market Value" of a share of Common Stock on any day shall be determined as follows:

          (a) If the principal market for the Common Stock (the "Market") is a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date;

          (b) If the Market is the NASDAQ National List, the NASDAQ Supplemental List or another market, the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations shall have been made on such date, on the next preceding day on which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable date; or

          (c) In the event that neither paragraph (a) nor (b) shall apply, the Fair Market Value of a share of Common Stock on any day shall be reasonably determined by the Committee.

     1.6.3 The term "incentive stock option" means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Internal Revenue Code of 1986 (the "Code"), as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Plan Agreement. Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option. Any option that is not an incentive stock option is referred to herein as a "nonqualified stock option."

     1.6.4 The term "employment" means, in the case of a grantee of an award under the Plan who is not an employee of an Employer, the grantee's association with an Employer as a director, consultant or otherwise.

     1.6.5 A grantee who is an employee shall be deemed to have a "termination of employment" upon ceasing to be employed by all Employers or by a corporation assuming awards in a transaction to which section 425(a) of the Code applies. The Committee may in its discretion determine (a) whether any leave of absence constitutes a termination of employment for purposes of the Plan, (b) the impact, if any, of any such leave of absence on awards theretofore made under the Plan, and (c) when a change in a non-employee's association with an Employer constitutes a termination of employment for purposes of the Plan. In the event that the termination of a grantee's employment is a dismissal for Cause, the Committee may deem the date of termination to be the date of the action that constitutes Cause.


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     1.6.6 The terms "parent corporation" and "subsidiary corporation" have the meanings given them in section 425(e) and (f) of the Code, respectively.


                                   ARTICLE II.

                              AWARDS UNDER THE PLAN

2.1  Agreements Evidencing Awards

     Each award granted under the Plan shall be evidenced by a written agreement ("Plan Agreement") which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an award pursuant to the Plan, a grantee thereby agrees that the award shall be subject to all of the terms and provisions of the Plan and the applicable Plan Agreement.

2.2 Grant of Stock Options, Stock Appreciation Rights and Dividend Equivalent Rights

     2.2.1 The Committee may grant incentive stock options and nonqualified stock options (collectively, "options") to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan.

     2.2.2 The Committee may grant stock appreciation rights to such key persons, and in such amounts and subject to such terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan. The terms of a stock appreciation right may provide that it shall be automatically exercised for a cash payment upon the happening of a specified event that is outside the control of the grantee, and that it shall not be exercisable otherwise. Stock appreciation rights may be granted in connection with all or any part of, or independently of, any option granted under the Plan. A stock appreciation right granted in connection with a nonqualified stock option may be granted at or after the time of grant of such option. A stock appreciation right granted in connection with an incentive stock option may be granted only at the time of grant of such option.

     2.2.3 The grantee of a stock appreciation right shall have the right, subject to the terms of the Plan and the applicable Plan Agreement, to receive from the Company an amount equal to (a) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the stock appreciation right over (b) the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price if the stock appreciation right is granted in connection with an option), multiplied by (c) the number of shares with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right shall be in cash or in shares of Common Stock (valued at their Fair Market Value on the date of exercise of the stock appreciation right) or both, all as the Committee shall determine in its sole discretion. Upon the exercise of a stock appreciation right granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the stock appreciation right is exercised. Upon the exercise of an option in connection with which a stock appreciation right has been granted, the number of shares subject to the stock appreciation right shall be reduced by the number of shares with respect to which the option is exercised.

     2.2.4 Each Plan Agreement with respect to an option shall set forth the amount (the "option exercise price") payable by the grantee to the Company upon exercise of the option evidenced thereby.


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The option exercise price per share shall be determined by the Committee in its sole discretion; provided, however, that the option exercise price of an incentive stock option shall be at least 100% of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.

     2.2.5 Each Plan Agreement with respect to an option or stock appreciation right shall set forth the periods during which the award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its sole discretion; provided, however, that no incentive stock option (or a stock appreciation right granted in connection with an incentive stock option) shall be exercisable more than 10 years after the date of grant, and provided further that except as and to the extent that the Committee may otherwise provide pursuant to Section 3.1.3 or 3.7, no option or stock appreciation right shall be exercisable prior to the first anniversary of the date of grant.

     2.2.6 The Committee may in its sole discretion include in any Plan Agreement with respect to an option (the "original option") a provision that an additional option (the "additional option") shall be granted to any grantee who, pursuant to Section 2.3.5(b), delivers shares of Common Stock in partial or full payment of the exercise price of the original option. The additional option shall be for a number of shares of Common Stock equal to the number thus delivered, shall have an exercise price equal to the Fair Market Value of a share of Common Stock on the date of exercise of the original option, and shall have an expiration date no later than the expiration date of the original option. In the event that a Plan Agreement provides for the grant of an additional option, such Agreement shall also provide that the exercise price of the original option be no less than the Fair Market Value of a share of Common Stock on its date of grant, and that any shares that are delivered pursuant to
Section 2.3.5(b) in payment of such exercise price shall have been held for at least six months.

     2.2.7 The Committee may in its sole discretion include in any Plan Agreement with respect to an option, stock appreciation right or performance shares a dividend equivalent right entitling the grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such award is outstanding and unexercised, on the shares of Common Stock covered by such award if such shares were then outstanding. In the event such a provision is included in a Plan Agreement, the Committee shall determine whether such payments shall be made in cash or in shares of Common Stock, whether they shall be conditioned upon the exercise of the award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

     2.2.8 To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are first exercisable by any employee during any calendar year shall exceed $100,000, or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as nonqualified stock options. In applying this provision, there shall be taken into account solely incentive stock options granted after December 31, 1986 to the employee under this Plan and under all other plans of the Company and any subsidiary thereof.

     2.2.9 Notwithstanding the provisions of Sections 2.2.4 and 2.2.5, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its parent or subsidiary corporations (as such ownership may be determined for


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purposes of section 422(b)(6) of the Code) unless (a) at the time such incentive stock option is granted the option exercise price is at least 110% of the Fair Market Value of the shares subject thereto and (b) the incentive stock option by its terms is not exercisable after the expiration of 5 years from the date it is granted.

2.3  Exercise of Options and Stock Appreciation Rights

     Subject to the provisions of this Article II, each option or stock appreciation right granted under the Plan shall be exercisable as follows:

     2.3.1 Unless the Committee in its discretion provides otherwise in the applicable Plan Agreement, an option or stock appreciation right shall become exercisable in three substantially equal installments, the first of which shall become exercisable on the first anniversary of the date of grant and the remaining two of which shall become exercisable, respectively, on the second and third anniversaries of the date of grant.

     2.3.2 Unless the Committee in its discretion provides otherwise in the applicable Plan Agreement, once an installment becomes exercisable, it shall remain exercisable until expiration, cancellation or termination of the award.

     2.3.3 Unless the Committee in its discretion provides otherwise in the applicable Plan Agreement, an option or stock appreciation right may be exercised from time to time as to all or part of the shares as to which such award is then exercisable. A stock appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised.

     2.3.4 An option or stock appreciation right shall be exercised by the filing of a written notice with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe. In the case of a grantee of a stock appreciation right whose transactions in Common Stock are subject to
Section 16(b) of the 1934 Act, an election to exercise the stock appreciation right in whole or in part shall, to the extent required to conform to applicable interpretations of Rule 16b-3, occur no sooner than six months after the grant thereof, and shall be made irrevocably at least six months prior to such exercise unless both the election and the exercise are made in a single "window period" of 10 business days beginning on the third day following release of the Company's quarterly or annual summary statement of sales and earnings.

     2.3.5 Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made: (a) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full option exercise price; or (b) with the consent of the Committee, by delivery of shares of Common Stock having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company) for any remaining portion of the full option exercise price; or (c) at the discretion of the Committee and to the extent permitted by law, by such other provision as the Committee may from time to time prescribe, including, without limitation, by a loan from the Company on such terms as the Committee shall determine.

     2.3.6 Promptly after receiving payment of the full option exercise price, or after receiving notice of the exercise of a stock appreciation right for which payment will be made partly or entirely in shares, the Company shall, subject to the provisions of Section 3.2, deliver to the grantee or to such


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other person as may then have the right to exercise the award, a certificate or certificates for the shares of Common Stock for which the award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, an optionee may direct the Company to deliver the certificate(s) to the optionee's stockbroker.

     2.3.7 No grantee of an option or stock appreciation right (or other person having the right to exercise such award) shall have any of the rights of a stockholder of the Company with respect to shares subject to such award until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 1.5.2, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.4  Termination of Employment; Death

     2.4.1 Except to the extent otherwise provided in Section 2.4.2 or 2.4.3 or in the applicable Plan Agreement, all options and stock appreciation rights not theretofore exercised shall terminate upon termination of the grantee's employment for any reason (including death).

     2.4.2 If a grantee's employment terminates for any reason other than death or dismissal for Cause, the grantee may exercise any outstanding option or stock appreciation right only on the following terms and conditions: (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of employment termination; and (b) exercise must occur within three months after employment terminates but in no event after the expiration date of the award as set forth in the Plan Agreement.

     2.4.3 If a grantee dies while employed by an Employer, or after employment termination but during the period in which the grantee's awards are exercisable pursuant to Section 2.4.2, any outstanding option or stock appreciation right shall be exercisable on the following terms and conditions: (a) exercise may be made only to the extent that the grantee was entitled to exercise the award on the date of death (taking into account any acceleration of exercisability by the Committee acting pursuant to its authority under Section 3.1.3); and (b) exercise must occur by the earlier of the first anniversary of the grantee's death or the expiration date of the award. Any such exercise of an award following a grantee's death shall be made only by the grantee's executor or administrator, unless the grantee's will specifically disposes of such award, in which case such exercise shall be made only by the recipient of such specific disposition. If a grantee's personal representative or the recipient of a specific disposition under the grantee's will shall be entitled to exercise any award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Plan Agreement which would have applied to the grantee including, without limitation, the provisions of Sections 3.2 and 3.7 hereof.

2.5  Grant of Restricted Stock

     2.5.1 The Committee may grant restricted shares of Common Stock to such key persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its sole discretion, subject to the provisions of the Plan. Restricted stock awards may be made independently of or in connection with any other award under the Plan. A grantee of a restricted stock award shall have no rights with respect to such award unless such grantee accepts the award within such period as the Committee shall specify by executing a Plan Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company by certified or


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official bank check (or the equivalent thereof acceptable to the Company) in such amount as the Committee may determine.

     2.5.2 Promptly after a grantee accepts a restricted stock award, the Company shall issue to the grantee a certificate or certificates for the shares of Common Stock covered by the award. Upon the issuance of such certificate(s), the grantee shall have the rights of a stockholder with respect to the restricted stock, subject also to the nontransferability restrictions and Company repurchase rights described in Sections 2.5.4 and 2.5.5, subject also in the Committee's discretion to a requirement that any dividends paid on such shares shall be held in escrow until all restrictions on such shares have lapsed, and subject also to any other restrictions and conditions contained in the applicable Plan Agreement.

     2.5.3 Unless the Committee shall otherwise determine, any certificate issued evidencing shares of restricted stock shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Plan Agreement.

     2.5.4 Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in this Plan or the applicable Plan Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted stock shall lapse.

     2.5.5 During the 120 days following termination of the grantee's employment for any reason, the Company shall have the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the grantee (or the grantee's estate) any amount paid by the grantee for such shares. In the event that the Company requires such a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held, or otherwise.

2.6  Grant of Performance Shares

     2.6.1 The Committee may grant performance share awards to such key persons, and in such amounts and subject to such terms and conditions, as the Committee shall in its sole discretion determine, subject to the provisions of the Plan. Such an award shall entitle the grantee to acquire shares of Common Stock, or to be paid the value thereof in cash, as the Committee shall determine, if specified performance goals are met. Performance shares may be awarded independently of or in connection with any other award under the Plan. A grantee shall have no rights with respect to a performance share award unless such grantee accepts the award by executing a Plan Agreement at such time and in such form as the Committee shall determine.

     2.6.2 The grantee of a performance share award will have the rights of a shareholder only as to shares for which a certificate has been issued pursuant to the award and not with respect to any other shares subject to the award.

     2.6.3 Except as may otherwise be provided by the Committee at anytime prior to termination of employment, the rights of a grantee of a performance share award shall automatically terminate upon the grantee's termination of employment for any reason.


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     2.6.4 At the discretion of the Committee, the applicable Plan Agreement may set out the procedures to be followed in exercising a performance share award or it may provide that such exercise shall be made automatically after satisfaction of the applicable performance goals.

     2.6.5 Except as otherwise specified by the Committee, (a) a performance share award granted in tandem with an option may be exercised only while the option is exercisable, (b) the exercise of a performance share award granted in tandem with any other award shall reduce the number of shares subject to such other award in the manner specified in the applicable Plan Agreement, and (c) the exercise of any award granted in tandem with a performance share award shall reduce the number of shares subject to the latter in the manner specified in the applicable Plan Agreement.


                                  ARTICLE III.
                                  MISCELLANEOUS

3.1  Amendment of the Plan; Modification of Awards

     3.1.1 The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any award theretofore made under the Plan without the consent of the grantee (or, upon the grantee's death, the person having the right to exercise the award).

     3.1.2 Shareholder approval shall be required with respect to any amendment which: (a) increases the aggregate number of shares which may be issued pursuant to incentive stock options or changes the class of employees eligible to receive such options; or (b) materially increases the benefits under the Plan to persons whose transactions in Common Stock are subject to Section 16(b) of the 1934 Act, materially increases the number of shares which may be issued to such persons, or materially modifies the eligibility requirements affecting such persons.

     3.1.3 The Committee may amend any outstanding Plan Agreement, including, without limitation, by amendment which would (a) accelerate the time or times at which the award becomes unrestricted or may be exercised, or (b) waive or amend any goals, restrictions or conditions set forth in the Agreement, or (c) extend the scheduled expiration date of the award. However, any such amendment (other than an amendment pursuant to Section 3.7.2) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding award shall be made only with the consent of the grantee or the grantee's legal representative (or, upon the grantee's death, the person having the right to exercise the award).

3.2  Restrictions

     3.2.1 If the Committee shall at anytime determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the Plan, the issuance or purchase of shares or other rights thereunder, or the taking of any other action thereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee.

     3.2.2 The term "Consent" as used herein with respect to any Plan Action means (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any


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

federal, state or local law, rule or regulation, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (c) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

3.3  Nonassignability

     No award or right granted to any person under the Plan or under any Plan Agreement shall be assignable or transferable other than by will or by the laws of descent and distribution. All rights granted under the Plan or any Plan Agreement shall be exercisable during the life of the grantee only by the grantee or the grantee's legal representative.

3.4  Requirement of Notification of Election Under Section 83(b) of the Code

     If any grantee shall, in connection with the acquisition of shares of Common Stock under the Plan, make the election permitted under section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in section 83(b)), such grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code section 83(b).

3.5 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

     Each Plan Agreement with respect to an incentive stock option shall require the grantee to notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

3.6  Withholding Taxes

     3.6.1 Whenever cash is to be paid pursuant to an award under the Plan, the Company shall be entitled to deduct therefrom an amount sufficient in its opinion to satisfy all federal, state and other governmental tax withholding requirements related to such payment.

     3.6.2 Whenever shares of Common Stock are to be delivered pursuant to an award under the Plan, the Company shall be entitled to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the approval of the Committee, which it shall have sole discretion to grant, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined (the "Tax Date"). Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an award. To the extent required for such a withholding of stock to qualify for the exemption available under Rule 16b-3, such an election by a grantee whose transactions in Common Stock are subject to Section 16(b) of the 1934 Act shall be: (a) subject to the approval of the Committee in its sole discretion; (b) irrevocable; (c) made no sooner than six months after the grant of the award


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

with respect to which the election is made; and (d) made at least six months prior to the Tax Date unless such withholding election is in connection with exercise of an option and both the election and the exercise occur prior to the Tax Date in a "window period" of 10 business days beginning on the third day following release of the Company's quarterly or annual summary statement of sales and earnings.

3.7  Change in Control

     3.7.1 For purposes of this Section 3.7, a "Change In Control" shall be deemed to have occurred upon the happening of any of the following events: (a) any "person," including a "group," as such terms are defined in Sections 13(d) and 14(d) of the 1934 Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of 30% or more of the outstanding shares of Common Stock of the Company and Apollo Related Accounts are collectively the beneficial owner of less than 30% of such shares; (b) a cash tender or exchange offer for 50% or more of the outstanding shares of Common Stock of the Company is commenced other than by the Company; (c) the shareholders of the Company approve an agreement to merge the company with or consolidate it into another corporation such that the Company is not the surviving entity, liquidate the Company, or sell all or substantially all of the assets of the Company; or (d) two or more directors are elected to the Board without having previously been nominated and approved (x) by the members of the Board incumbent on the day immediately preceding such election or (y) by one or more Apollo Related Accounts exercising rights of a majority shareholder under the Certificate of Incorporation and/or By-laws of the Company. For purposes of this Section 3.7. 1, "Apollo Related Accounts" are:

          (i) Apollo Advisors, L.P. (a limited partnership the general partner of which is Apollo Capital Management, Inc.) and its successors, and

          (ii) any investment fund, investment amount or investment entity whose investing manager or general partner, or any controlling principal thereof, at the time this definition is applied, is Apollo Advisors, L.P. (or its successors) or a person directly or indirectly controlling or controlled by or under common control with Apollo Advisors, L.P. (or its successors), provided that any investment in the Company's securities or acquisition of control of the Company by such investment fund, investment account or investment entity is made at the direction of Apollo Advisors, L.P. (or its successors) or a person directly or indirectly controlling or controlled by or under common control with Apollo Advisors, L.P. (or its successors).

For purposes of this definition, "control", when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the correlative meanings.

     3.7.2 Upon the happening of a Change in Control:

          (a) notwithstanding any other provision of this Plan, any option or stock appreciation right then outstanding whose date of grant was at least one year prior to the date of the Change in Control shall become fully vested and immediately exercisable;


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

          (b) to the extent permitted by law, the Committee may, in its sole discretion, amend any Plan Agreement in such manner as it deems appropriate, including, without limitation, by amendments that advance the dates upon which any or all outstanding shares of restricted stock shall become free of restrictions or upon which any or all outstanding performance share awards shall become payable, or that advance the dates upon which any or all outstanding awards of any type shall terminate.

     3.7.3 Whenever deemed appropriate by the Committee, any action referred to in Section 3.7.2(b) may be made conditional upon the consummation of the applicable Change in Control transaction.

3.8  Right of Discharge Reserved

     Nothing in the Plan or in any Plan Agreement shall confer upon any grantee the right to continue in the employ of an Employer or affect any right which an Employer may have to terminate such employment.

3.9  Nature of Payments

     3.9.1 Any and all grants of awards and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for one or more Employers by the grantee.

     3.9.2 All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of any Employer or under any agreement between an Employer and the grantee, unless such plan or agreement specifically provides otherwise.

3.10 Non-Uniform Determinations

     The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (a) the persons to receive awards under the Plan, (b) the terms and provisions of awards under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6.5.

3.11 Other Payments or Awards

     Nothing contained in the Plan shall be deemed in any way to limit or restrict any Employer from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.12 Section Headings

     The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.

3.13 Effective Date and Term of Plan

     3.13.1 The Company was the debtor and debtor in possession in a Chapter 11 proceeding before the United States Bankruptcy Court for the Southern District of New York (Case No. 92B45993); the Plan was included as part of the Plan of Reorganization of the Company submitted to such Court, and the Plan became effective, and was deemed approved by the shareholders of the Company, on June 30, 1993, the Effective Date of such Plan of Reorganization.

     3.13.2 Unless sooner terminated by the Board, the provisions of the Plan respecting the grant of incentive stock options shall terminate on the tenth anniversary of the date determined pursuant to Section 3.13.1., and no incentive stock option awards shall thereafter be made under the Plan. All such awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan Agreements.

3.14 Governing Law

     All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.


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